EXHIBIT 10.27

APPLIED INDUSTRIAL TECHNOLOGIES, INC.
SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

APPLIED INDUSTRIAL TECHNOLOGIES, INC,
SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

TABLE OF CONTENTS

Article I	DEFINITIONS	2
1.1	Definitions	2
1.2	Construction	5

Article II	ELIGIBILITY FOR PLAN PARTICIPATION	6

Article III	SUPPLEMENTAL 401(k) CONTRIBUTIONS	7
3.1	Supplemental 401(k) Contribution Elections	7
3.2	Withholding of Supplemental 401(k) Contributions	9
3.3	Crediting of Supplemental 401(k) Contributions	10

Article IV	ESTABLISHMENT AND ADMINISTRATION OF SUPPLEMENTAL 401(K) CONTRIBUTION ACCOUNTS	11
4.1	Establishment of Supplemental 401(k) Contribution Accounts	11
4.2	Adjustment of Supplemental 401(k) Contribution Accounts	11
4.3	Investment Elections for Supplemental 401(k) Contributions	11
4.4	Investment Change of Future Supplemental 401(k) Contributions	12
4.5	Election to Transfer Invested Past Supplemental 401(k) Contributions	12

Article V	DISTRIBUTION	14
5.1	Default Distribution Upon Separation from Service	14
5.2	Optional Distribution Elections for Participants	14
5.3	Changes to Distribution Elections	15
5.4	Distributions to Specified Employees	16
5.5	No Acceleration	17
5.6	Payment of De Minimis Amounts	17
5.7	Payment upon Change in Control	17
5.8	Distributions Upon Death	17
5.9	Emergency Distribution	17
5.10	Taxes	18

Article VI	BENEFICIARIES
		19
Article VI	ADMINISTRATIVE PROVISIONS	20
7.1	Powers and Authorities of the Committee	20
7.2	Indemnification	20

Article VIII	AMENDMENT AND TERMINATION	22

Article IX	MISCELLANEOUS	23
9.1	Non-Alienation of Benefits	23
9.2	Payment of Benefits to Others	23
9.3	Plan Non-Contractual	23
9.4	Funding	23
9.5	Claims of Other Persons	24
9.6	Section 409A	24
9.7	Withholding	25
9.8	Department of Labor or Judicial Determinations	25
9.9	Severability	26
9.10	Governing Law	26

Article X	CLAIMS PROCEDURES	27
10.1	Claim for Benefits	27
10.2	Notice of Denial	27
10.3	Review of Claim	27
10.4	Decision After Review	28
10.5	Legal Action	28
10.6	Discretion of the Committee	28

APPLIED INDUSTRIAL TECHNOLOGIES, INC.
SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

WHEREAS, effective as of January 1, 1996, Bearings, Inc., the predecessor plan sponsor to Applied Industrial Technologies, Inc. (hereinafter referred to as the "Company"), established the Bearings, Inc. Supplemental Defined Contribution Plan, which is now known as the Applied Industrial Technologies, Inc. Supplemental Defined Contribution Plan (hereinafter referred to as the "Plan") for Participants;
WHEREAS, the Company intends that the Plan constitute an unfunded, deferred compensation plan for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as “ERISA”), and all provisions of the Plan shall be interpreted and administered to the extent possible in a manner consistent with the stated intentions;
WHEREAS, in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (hereinafter referred to as "Section 409A") and to facilitate the administration of benefits under the Plan, the Plan is hereby bifurcated effective as of January 1, 2005 into two parts; namely, the first part which will consist of the Plan, as in effect on October 3, 2004, and which is hereby frozen and will not be modified except as permitted under Section 409A so as to preserve the grandfathered status of vested deferrals thereunder (hereinafter referred to as the "Frozen Terms"), and the second part which will consist of deferrals and benefits earned or vested after December 31, 2004 that are subject to the post-2004 terms of the Plan, as amended effective January 1, 2005, for compliance with Section 409A (hereinafter referred to as the "Post-2004 Terms");
WHEREAS, the Company desires to revise the Plan, effective January 1, 2017, to clarify various administrative provisions, including, but not by way of limitation, to: (1) clarify applicability and irrevocability of deferral elections, (2) clarify deferral withholding and crediting, (3) clarify the cessation of earnings adjustments on distribution, (4) add accelerated distributions for de minimis accounts, and (5) add claims procedures compliant with section 502 of ERISA; and
WHEREAS, the Company desires to amend the Plan, effective January 1, 2018, to provide additional features and flexibility in its design, including, but not by way of limitation, to: (1) provide the administrative committee discretionary authority to make eligibility determinations, (2) add mid-year eligibility for new hires, rehires and other newly eligible participants, (3) add investment election flexibility on a participant’s account or subaccounts, (4) expand participant deferral election procedures, (5) permit evergreen deferral elections, (5) clarify availability of specified date distributions, and (6) add times and forms of distributions elections for each year’s deferrals or a portion thereof.
NOW, THEREFORE, effective January 1, 2017, unless otherwise provided herein, the Plan is restated and its terms are hereinafter set forth.

ARTICLE I

DEFINITIONS

1.1    Definitions. Except as otherwise required by the context, the terms used in the Plan shall have the meaning hereinafter set forth.

1.The term "Affiliate" shall mean any member of a controlled group of corporations (as determined under Section 414(b) of the Code) of which the Company is a member; any member of a group of trades or businesses under common control (as determined under Section 414(c) of the Code) with the Company; any member of an affiliated service group (as determined under Section 414(m) of the Code) of which the Company is a member; and any other entity which is required to be aggregated with the Company pursuant to the provisions of Section 414(o) of the Code.

2.The term “Base Salary” shall mean the Participant’s regular base salary for the Plan Year determined before: (a) any reduction pursuant to Sections 125, 132(f)(4), or 401(k) of the Code; (b) any reduction to reflect a deferral election in accordance with this Plan; (c) after-tax withholdings for insurance premium payments, including accident, death and disability, and life insurance premiums; and (d) Social Security and Medicare withholding obligations imposed on an Employer and any other withholding requirements imposed by law with respect to such amounts. “Base Salary” excludes: (z) moving or educational reimbursement expenses; (y) amounts deferred under any non-qualified deferred compensation program other than this Plan; (x) amounts realized from exercising or vesting in equity and equity-based awards, including stock options, stock appreciation rights, performance shares, restricted stock, and restricted stock units, whether such award is contingent on performance or not; (w) imputed income attributable to any fringe benefit; (v) any cash amounts received in lieu of health benefits under a plan that meets the requirements of Section 125 of the Code; and (u) other special compensation amounts.

3.The term "Beneficiary" shall mean the person or persons who, in accordance with the provisions of Article VI, shall be entitled to receive distribution hereunder in the event a Participant dies before his interest under the Plan has been distributed to him in full.

4.The term "Board" shall mean the Board of Directors of the Company.

5.The term “Bonuses” shall mean a payment of incentive remuneration other than Commissions earned by a Participant and payable by an Employer.

6.The term "Change in Control" shall mean the occurrence of a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company that constitutes a “change in control” under Section 409A.

6.The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

7.The term "Company" shall mean Applied Industrial Technologies, Inc., its corporate successors, and the surviving corporation resulting from any merger of Applied Industrial Technologies, Inc. with any other corporation or corporations.

8.The term "Committee" shall mean the Applied Industrial Technologies, Inc. Supplemental Defined Contribution Plan Committee (formerly the Bearings, Inc. Supplemental Defined Contribution Plan Committee) which shall be comprised of the same individuals who serve on the administrative committee for the Retirement Savings Plan and which shall administer the Plan in accordance with the provisions of Article VII.

9.The term “Commissions” means any fee, sum or percentage earned by a Participant for transacting a piece of business or performing a service for an Employer.

10.The term "Compensation" shall mean the Base Salary, Bonuses, and Commissions a Participant earns for services rendered to an Employer with respect to a Plan Year.

11.The term "Comprehensive Plan" shall mean the Applied Industrial Technologies, Inc. Deferred Compensation and Supplemental Benefit Plan (formerly known as the Bearings, Inc. Comprehensive Deferred Compensation and Supplemental Benefit Plan), as of January 1, 2005, and as may be amended from time to time.

12.The term "Employee" shall mean an individual carried on and paid through the payroll of an Employer as a common law employee.

13.The term “Employer” shall mean the Company and its Affiliates.

14.The term "Frozen Terms" shall mean the terms of the Plan as in effect on October 3, 2004, that govern pre-2005 contributions made under the Plan.

15.The term "Fund" shall mean any of the funds that may be maintained for the investment of Plan assets as may be authorized by the Committee.

16.The term "Participant" shall mean any Employee who participates in the Plan pursuant to Article II of the Plan.

17.The term “Person” shall mean a person as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended.

18.The term "Plan" shall mean the Applied Industrial Technologies, Inc. Supplemental Defined Contribution Plan, originally effective January 1, 1996, and subsequently restated twice effective on January 1, 2005 and January 1, 2017.

19.The term "Plan Year" shall mean each calendar year beginning January 1 and ending December 31. The term "Plan Year" shall not be changed to a period that is not the calendar year unless appropriate changes are made to the Plan regarding Participant elections in compliance with the requirements of Section 409A.

20.The term "Retirement Savings Plan" shall mean the Applied Industrial Technologies, Inc. Retirement Savings Plan as of January 1, 2017, and as may be amended from time to time.

21.The term "Section 409A" shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder.

22.The term "Separation from Service" shall mean a termination of employment of an employee with the Employer; provided, however, that an approved leave of absence shall not be considered a termination of employment if the leave does not exceed six months or, if longer, so long as the employee’s right to reemployment is provided by statute or by contract. Whether an employee has incurred a Separation from Service shall be determined in accordance with Section 409A.

23.The term "Specified Employee" shall mean a "specified employee" within the meaning of Section 1.409A-1(i) of the Treasury Regulations and pursuant to the specified employee procedure adopted by the Company.

24.The term "Supplemental 401(k) Contribution Account" shall mean the account to which Supplemental 401(k) Contributions are credited in accordance with the provision of Section 4.1. Each Participant’s Supplemental 401(k) Contribution Account may be further divided into separate subaccounts, corresponding to Funds elected by the Participant pursuant to Article IV or such other subaccounts determined by the Committee to be necessary or appropriate for proper Plan administration.

25.The term "Supplemental 401(k) Contributions" shall mean the contributions credited to a Participant under the Plan pursuant to Section 3.1.

26.The term "Trust" shall mean the trust maintained pursuant to the terms of the Applied Industrial Technologies, Inc. Supplemental Defined Contribution Plan Trust.

27.The term "Unforeseeable Emergency" shall be defined and determined in accordance with the provisions of Section 409A, which includes Participant’s unforeseen, severe financial hardship for funeral or medical expenses resulting from an illness or accident of the Participant, the Participant's spouse, or the Participant's dependent (as defined in Section 152 of the Code (without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code); a loss of the Participant's property due to casualty (including the need to rebuild a home following damage to the home by natural disaster not otherwise covered by insurance); or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined in the sole discretion of the Committee.

28.The term "Valuation Date" shall mean each business day of each calendar month.

29.The term “Variable Pay” shall mean the Bonuses and Commissions a Participant earns for services rendered to an Employer with respect to a Plan Year.
1.2    Construction. Where necessary or appropriate to the meaning hereof, the singular shall be deemed to include the plural, the plural to include the singular, the masculine to include the feminine, and the feminine to include the masculine. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

ARTICLE II

ELIGIBILITY FOR PLAN PARTICIPATION
Effective January 1, 2018, Employees of an Employer are eligible to participate in the Plan if selected by the Committee. The Committee has the sole discretionary authority to determine eligibility to participate in the Plan. The Plan is intended to benefit only a select group of executive management and highly compensated executive employees within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.
Prior to January 1, 2018, any select group of management or highly compensated Employee of the Company (i) who is determined to be highly compensated pursuant to procedures established by the Company and (ii) whose contributions under the Retirement Savings Plan are limited by the provisions of Section 401(a)(17), 401(k), 401(m), 402(g), or 415 of the Code shall participate in the Plan.

ARTICLE III

SUPPLEMENTAL 401(k) CONTRIBUTIONS
3.1    Supplemental 401(k) Contribution Elections.
(1)Annual Elections. For each Plan Year, a Participant may elect to contribute some or all of his Compensation to be paid for services performed during the Plan Year to be credited under a Supplemental 401(k) Contribution Account under the Plan as Supplemental 401(k) Contributions, and, to the extent permitted by this Plan, the time and form of distribution of such contributions. For each Plan Year, a Participant who is an Area Vice President, and, effective January 1, 2018, all Participants, may elect to contribute to the Plan different amounts or percentages of their Base Salary and Variable Pay. An election to contribute Supplemental 401(k) Contributions is effective on a calendar year basis and is irrevocable no later than the date specified by the Committee, but in any event before the beginning of the Plan Year to which the election relates. A Participant’s elections will become effective only if the forms required by the Committee have been properly completed and signed by the Participant (including, but not limited to, an electronic form), timely delivered to the Committee, and accepted by the Committee. Subject to Section 3.1(2), a Participant who fails to file an election before the required date will be treated as having elected not to contribute Supplemental 401(k) Contributions for the following Plan Year.
(2)Evergreen Elections. Effective for elections relating to Plan Years in 2018 or later, except as otherwise directed by the Committee, a Participant’s election to contribute Supplemental 401(k) Contributions will remain in effect for all subsequent Plan Years unless such Participant revokes or modifies any such election in a manner consistent with the election timing rules of this Section and applicable law.

(3)Special Rules for Newly Eligible Employees.
(a)New Hires and Promotions. Effective January 1, 2018, the Committee may, in its discretion, permit an Employee who becomes an eligible for the Plan under Article II after the beginning of a Plan Year to elect to contribute Supplemental 401(k) Contributions by filing with the Committee an irrevocable election to contribute Supplemental 401(k) Contributions during the 30 day period following the date the Employee becomes eligible for the Plan. Any election by a Participant, pursuant to this Section, to contribute Supplemental 401(k) Contributions shall apply only to Compensation to be paid for services performed by the Participant after the date on which the election is filed. Notwithstanding the foregoing, a newly eligible Employee who participates in any other account balance plan that is aggregated with the Plan pursuant to Section 409A shall not be permitted to file an election to contribute Supplemental 401(k) Contributions in accordance with this Section.
(b)Formerly Eligible Employees Who Again Become Eligible. Effective January 1, 2018, an Employee who again becomes eligible for the Plan after a period of ineligibility may elect to contribute Supplemental 401(k) Contributions in accordance with Section 3.1(3)(a) only if the Employee was not eligible to elect to contribute Supplemental 401(k) Contributions in the Plan and any other account balance plan aggregated with the Plan pursuant to Section 409A for the 24 month period ending on the date on which the Employee again became eligible for the Plan. Any Employee who again becomes an eligible for the Plan after a period of ineligibility and who has a Supplemental 401(k) Contribution Account cannot file new distribution election for previously deferred amounts credited to such account except as otherwise provided in the Plan.
(4)Application of Contribution Election to the Plan Year and Final Payroll Period. An election to contribute Supplemental 401(k) Contributions shall be effective on Compensation that is paid with respect to services performed during the Plan Year except that a Participant’s election to contribute Supplemental 401(k) Contributions for a Plan Year shall not be effective with respect to Compensation for the final payroll period of the Plan Year if such payroll period contains the last day of the Plan Year (i.e., December 31) and the Compensation for such payroll period is paid in the following Plan Year. In such event, a Participant’s election to contribute Supplemental 401(k) Contributions (if any) for the following Plan Year shall be effective with respect to Compensation for the final payroll period of the Plan Year, and if Participant does not file an election to contribute Supplemental 401(k) Contributions for the following Plan Year, then no portion of such Compensation for the final payroll period shall be deferred. A Participant’s election to contribute Supplemental 401(k) Contributions for a Plan Year shall remain in effect for the entire Plan Year for which the election relates (or if approved by the Committee pursuant to Section 3.1(3)(a), the remainder of the Plan Year for which the election relates).
3.2    Withholding of Supplemental 401(k) Contributions. The Committee shall have the sole discretion to withhold the percentage or amount of Compensation elected by the Participant as a Supplemental 401(k) Contribution for a Plan Year at the times and in the amounts that the Committee, in its sole discretion, selects, which need not be uniform among Participants or as to payments to a single Participant; provided, however, that Supplemental 401(k) Contributions must be withheld not later than the end of the calendar year during which the an Employer would otherwise have paid the amounts to the Participant but for the Participant’s election to contribute Supplemental 401(k) Contributions.

3.3    Crediting of Supplemental 401(k) Contributions. As of the date on which a payroll withholding is made for a Participant, or as soon as administratively practicable thereafter, the Committee shall credit the Participant’s Supplemental 401(k) Contribution Account with an amount equal to the Supplemental 401(k) Contributions by the Participant during each such pay period in accordance with the Participant’s election.

ARTICLE IV

ESTABLISHMENT AND ADMINISTRATION OF SUPPLEMENTAL 401(K)
CONTRIBUTION ACCOUNTS
4.1    Establishment of Supplemental 401(k) Contribution Accounts. Each Participant shall have a Supplemental 401(k) Contribution Account established in his name which shall reflect the Supplemental 401(k) Contributions credited to him pursuant to Article III and any adjustment thereto pursuant to Section 4.2.
4.2    Adjustment of Supplemental 401(k) Contribution Accounts. The Supplemental 401(k) Contribution Account of a Participant shall be adjusted as of each Valuation Date to reflect the deemed investment of such Supplemental 401(k) Contribution Account in the Funds as determined by the Committee. Notwithstanding anything to the contrary, in no event shall the Participant’s Supplemental 401(k) Contribution Account or part thereof be adjusted for deemed earnings after the Participant’s Supplemental 401(k) Contribution Account or part thereof has been distributed to the Participant.
4.3    Investment Elections for Supplemental 401(k) Contributions. Each Participant, upon becoming a Participant under the Plan in accordance with the provisions of Article II, shall make an investment election directing the manner in which all or a portion of his Supplemental 401(k) Contributions shall be deemed to be invested in the Funds. The Participant must specify that his entire Supplemental 401(k) Contribution Account be deemed to be invested in one or more of the Funds offered by the Committee. Effective January 1, 2018, separate investment elections may be made for all or a portion of a Participant’s Supplemental 401(k) Contributions each Plan Year. In all cases, the investment election of a Participant shall specify a combination, which in the aggregate equals 100 percent and conforms to procedures prescribed by the Committee, indicating in which Funds his Supplemental 401(k) Contribution Account and Supplemental 401(k) Contributions for a Plan Year shall be deemed to be invested. The Committee may, from time to time, in its sole and absolute discretion, change the Funds available for investment. Unless otherwise changed by the Committee in its sole discretion, the investment option(s) so elected by a Participant shall remain in effect until he changes his investment election pursuant to Section 4.4 or receives distribution of his Supplemental 401(k) Contribution Account.
4.4    Investment Change of Future Supplemental 401(k) Contributions. Each Participant may elect to change the manner in which his Supplemental 401(k) Contributions for a Plan Year or his entire Supplemental 401(k) Contribution Account are to be deemed invested. Any such change in the investment shall specify a combination among the Funds which in the aggregate equals 100 percent. Such election shall be made in the manner specified by the Committee and in accordance with procedures prescribed by the Committee. The investment option so elected by a Participant shall remain in effect until he makes another election change with respect to future contributions in accordance with the provisions of the Plan. Any such election which directs a change in an investment election heretofore in effect shall become effective in accordance with procedures prescribed by the Committee. Amounts credited to the Supplemental 401(k) Contribution Account of such Participant as of any date prior to the date on which such change is to become effective shall not be affected by any such change.
4.5    Election to Transfer Invested Past Supplemental 401(k) Contributions. Subject to any procedures adopted by the Committee, a Participant may elect to have the balance of his Supplemental 401(k) Contribution Account transferred from the Fund or Funds in which it is deemed invested to one or more of the other Funds. Any such election shall be made in accordance with procedures prescribed by the Committee. Upon receipt of such election, the Committee shall cause the transfer of such amount as of the effective date of the election of the Participant from the Fund or Funds in which it is deemed invested to the Fund or Funds so elected and designated by the Participant.

ARTICLE V

DISTRIBUTION
5.1    Default Distribution Upon Separation from Service. Unless elected otherwise as provided in Sections 5.2 and 5.3, and as subject to Section 5.4, a Participant's Supplemental 401(k) Contributions for a Plan Year or the entire Supplemental 401(k) Contribution Account shall be distributed to such Participant or his Beneficiary in a single cash payment determined as of the most recent Valuation Date within 60 days after such Participant's Separation from Service.
5.2    Optional Distribution Elections for Participants.
(1)    Distribution Elections, generally. Each Participant shall have the opportunity to file an optional election with respect to the time and form of distribution for his entire Supplemental 401(k) Contribution Account. Effective January 1, 2018, separate distribution elections may be made for all or a portion of a Participant’s Supplemental 401(k) Contributions, including associated adjustments under Section 4.2, each Plan Year. The Participant must make the distribution election by completing a form approved by and filed with the Committee by the end of the applicable election period during which the Participant makes an election to contribute Supplemental 401(k) Contributions, provided it is made at the latest (i) before the end of the calendar year prior to the year in which services related to the Supplemental 401(k) Contributions in question will be performed, or (ii) in the case of new Participant’s initial election, if the Committee so approves, within 30 days after becoming eligible to participate in the Plan. Subject to Section 5.3, all elections to the time and form of distribution of Supplemental 401(k) Contributions and their related adjustments pursuant to Section 4.2 effective on or before January 1, 2018 (“Prior Contributions”), including a default election under Section 5.1, shall remain unchanged and operate in accordance with the terms of election applicable to the Prior Contributions.

(2)    Form of Distribution. Subject to Section 5.3, a Participant may elect distribution at a specified payment date or upon Separation from Service as a lump sum payment or in substantially equal annual installments of three years or less. Effective January 1, 2018, a Participant may elect substantially equal annual installments of five years or less.
(3)    Time of Distribution. If a Participant elects a lump sum payment at a specified payment date, the lump sum payment shall be made within the 30-day period following the specified payment date. If the Participant elects a lump sum payment at the Participant’s Separation from Service, the lump sum payment shall be made within the 60-day period following the Participant’s Separation from Service. If the Participant elects substantially equal installment payments at a specified date, the initial annual installment payment shall be made within the 30-day period following the specified payment date. If the Participant elects substantially equal installment payments upon the Participant’s Separation from Service, the initial annual installment payment shall be made within the 60-day period following the Participant’s Separation from Service. Any remaining annual installments whether elected to be made on a specified payment date or the Participant’s Separation from Service shall be made on the first day of the succeeding calendar years after the calendar year in which the first installment payment is made to the Participant.
5.3    Changes to Distribution Elections. Subject to the Committee’s consent, a Participant may elect to delay payment or to change the form of payment of his Supplemental 401(k) Contributions for a Plan Year or his Supplemental 401(k) Contribution Account if all the following conditions are met: (i) such election will not take effect until at least twelve (12) months after the date on which the election is made; (ii) the payment with respect to which such election is made is deferred for a period of not less than five years from the date such payment would otherwise be made; and (iii) any election for a "specified time" (or pursuant to a fixed schedule) within the meaning of Section 409A(a)(2)(A)(iv) of the Code, may not be made less than 12 months prior to the date of the first scheduled payment. The Committee has the sole discretionary authority to withhold or provide its consent to any Participant requesting a delay of payment or change in the form of payment under this Section 5.3. To the extent permitted under Section 409A, installment payments shall be treated as a single payment.
5.4    Distributions to Specified Employees. Notwithstanding any other provision of the Plan, if a Participant becomes entitled to a distribution on account of a Separation from Service (other than due to death) and is a Specified Employee on the date of the Separation from Service, distributions shall not commence until at least 6 months following his Separation from Service. Payment to which a Specified Employee would otherwise be entitled to during this 6-month period shall (i) if scheduled to be paid in a lump sum payment, be accumulated and paid, without interest, on the first day that is 7 months following the date of the Participant’s Separation from Service and (ii) if scheduled to be paid in installments, be accumulated and paid, without interest, and commence on the first day that is 7 months following date of the Participant’s Separation from Service. Installment payments not due by the first day that is 7 months following the Participant’s Separation from Service shall be paid on its scheduled payment date under Section 5.2(3).
5.5    No Acceleration. Except as permitted under Section 409A and the Plan, no acceleration of the time or form of payment of a Participant's Supplemental 401(k) Contributions for a Plan Year or his Supplemental 401(k) Contribution Account shall be permitted.
5.6    Payment of De Minimis Amounts. The Committee may accelerate payment of a Participant's Supplemental 401(k) Contribution Account to the extent that (i) the aggregate amount in the Participant's Supplemental 401(k) Contribution Account does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, (ii) the payment results in the termination of the Participant's entire interest in the Plan and any plans that are aggregated with the Plan pursuant to Section 1.409A-1(c)(2) of the Treasury Regulations, and (iii) the Committee's decision to cash out the Participant's Supplemental 401(k) Contribution Account is evidenced in writing no later than the date of payment.
5.7    Payment upon Change in Control. Notwithstanding any provision of the Plan to the contrary, to the extent permitted under Section 409A, upon a Change in Control, the balance of the Supplemental 401(k) Contribution Accounts of Participants under the Plan shall be paid to Participants within 15 days following the Change in Control.
5.8    Distributions Upon Death. Notwithstanding any provision of the Plan to the contrary, upon the death of a Participant (including a Participant who is a Specified Employee), any remaining balance of his Supplemental 401(k) Contribution Account shall be paid to his Beneficiary in a single sum pursuant to the provisions of Article VI.
5.9    Emergency Distribution. Upon the written request of a Participant and the showing of an Unforeseeable Emergency, the Committee may, upon its determination that such an emergency exists, direct that an amount of such Participant's Deferral Account be paid to him. The amount that can be paid shall not exceed the amount necessary to satisfy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated because of such distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation would not itself cause severe financial hardship). Payment shall be made within 30 days of the Committee's determination made in its sole discretion that an Unforeseeable Emergency exists.
5.10    Taxes. In the event any Federal, state, local, or foreign taxes are required by law to be withheld or paid from any payments made pursuant to the Plan, an Employer shall cause the withholding of such amounts from such payments and shall transmit the withheld amounts to the appropriate taxing authority. In addition, it is the intention of the Employer that benefits credited to a Participant under the Plan shall not be included in the gross income of the Participants or their

Beneficiaries until such time as benefits are distributed under the provisions of the Plan. If, at any time, it is determined that benefits under the Plan are currently taxable to a Participant or his Beneficiary, the amounts credited to the Participant's Supplemental 401(k) Contribution Account which become so taxable shall be distributable immediately to him; provided, however, that in no event shall amounts so payable to a Participant exceed the value of his Supplemental 401(k) Contribution Account.

ARTICLE VI

BENEFICIARIES
In the event a Participant dies before his interest under the Plan in his Supplemental 401(k) Contribution Account has been distributed in full, any remaining interest of such account shall be distributed in a single sum by December 31 of the year following the year of his death to his Beneficiary, who shall be the person designated as such in writing by the Participant in the form and manner specified by the Committee. In the event a Participant does not designate a Beneficiary or his designated Beneficiary does not survive him, his beneficiary under the Retirement Savings Plan shall be his Beneficiary for the Plan.

ARTICLE VII

ADMINISTRATIVE PROVISIONS
7.1    Powers and Authorities of the Committee. The Company shall have sole discretionary power and authority to interpret, construe and administer the Plan and its interpretations and construction hereof, and such interpretation, construction, administration and other Company actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, shall be binding and conclusive on all persons for all purposes. The Company may delegate any of its powers, authorities, or responsibilities of the Plan to any individual or to the Committee so designated in writing by it and may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith. Members of the Committee shall not participate in any action or determination regarding their own benefits, if any, payable under the Plan.
7.2    Indemnification. In addition to whatever rights of indemnification a member of the Committee, or any other person or persons to whom any power, authority, or responsibility is delegated pursuant to Section 7.1, may be entitled under the articles of incorporation, regulations, or by-laws of an Employer, under any provision of law, or under any other agreement, an Employer shall satisfy any liability actually and reasonably incurred by any such member or such other person or persons, including expenses, attorneys' fees, judgments, fines, and amounts paid in settlement, in connection with any threatened, pending, or completed action, suit, or proceeding which is related to the exercise or failure to exercise by such member or such other person or persons of any of the powers, authority, responsibilities, or discretion provided under the Plan. This indemnity shall not preclude overlapping or additional indemnities as may be available under insurance purchased by an Employer.

ARTICLE VIII

AMENDMENT AND TERMINATION
The Company reserves the right in its sole discretion to amend, modify, suspend or terminate (individually or in the aggregate, a "Change") the Plan for any purpose or extend the Plan to any Affiliate by action of the Committee, except that: (i) no Change shall adversely affect any Participant who is receiving benefits under the Plan or whose Supplemental 401(k) Contribution Account are credited with any contributions thereto, unless an equivalent benefit is otherwise provided under another plan or program sponsored by an Employer; (ii) following a Change in Control, the terms and conditions of deferrals under the Plan may not be changed to the detriment of any Participant without such Participant's written consent; and (iii) no distribution of Supplemental 401(k) Contributions subject to Section 409A shall occur unless the requirements of Section 409A have been met. A Change shall be in writing and may be retroactive to the extent permitted by this Section and applicable law.

ARTICLE IX

MISCELLANEOUS
9.1    Non-Alienation of Benefits. No benefit under the Plan shall at any time be subject in any manner to alienation or encumbrance. If any Participant or Beneficiary shall attempt to, or shall, alienate or in any way encumber his benefits under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any time any such benefits would otherwise he received by anyone else or would not be enjoyed by him, his interest in all such benefits shall automatically terminate and the same shall be held or applied to or for the benefit of such person, his spouse, children, or other dependents as the Board may select.
9.2    Payment of Benefits to Others. If any Participant or Beneficiary to whom a benefit is payable is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, or sister, or any other individual deemed by the Board to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 9.2 shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.
9.3    Plan Non-Contractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by an Employer to continue his employment with the Employer, and nothing herein contained shall be construed as a commitment on the part of an Employer to continue the employment or the annual rate of compensation of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been established.
9.4    Funding. An Employer may cause Plan benefits to be paid from the Trust, which is a grantor trust that provides for full funding of Plan benefits in the event of a potential Change in Control or a Change in Control. Subject to the provisions of the trust agreement governing such trust fund, the obligation of an Employer under the Plan to provide a Participant or a Beneficiary with a benefit constitutes the unsecured promise of the Employer to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of an Employer.
9.5    Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against an Employer, their officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
9.6    Section 409A. Notwithstanding any provision to the contrary in the Plan, nothing shall restrict the Company's right to amend the Plan, without the consent of Participants and without additional consideration to affected Participants, to the extent necessary to avoid taxation, penalties, and/or interest arising under Section 409A, even if such amendments reduce, restrict, or eliminate rights granted thereunder before such amendments. Although an Employer shall use its best efforts to avoid the imposition of taxation, penalties, and/or interest under Section 409A, tax treatment of deferrals and other credits under the Plan is not warranted or guaranteed. If, at any time, it is determined that amounts deferred pursuant to the Plan are currently taxable to a Participant or his Beneficiary under Section 409A, the amounts credited to such Participant's Supplemental 401(k) Contribution Account which become so taxable shall be distributed immediately to him; provided, however, that in no event shall amounts so payable under the Plan to a Participant exceed the value of his Supplemental 401(k) Contribution Account. Notwithstanding the foregoing, an Employer or any delegate shall not be held liable for any taxes, penalties, interest or other monetary amount owed by any Participant, Beneficiary, or other person as a result of the deferral or payment of any amounts under the Plan or as a result of the administration of amounts subject to the Plan.

9.7    Withholding. Participant is responsible for all applicable taxes with respect to contributions or distributions pursuant to the Plan. For each Plan Year during which a Participant has contributions, the Participant’s employer(s) may, in a manner determined by the employer(s), withhold the Participant’s share of FICA and other required employment or state, local, and foreign taxes on the contribution or distribution pursuant to the Plan from that portion of the Participant’s Compensation that is not deferred. To the extent required by the law in effect at the time of any distribution, the Participant’s employer may withhold from each payment made under the Plan all federal, state, local or foreign taxes that are required to be withheld by the employer in respect of such payment. To the extent taxes owed by the Participant with respect to contributions or distributions under the Plan are not withheld for any reason, Participant shall continue to be responsible for such taxes and in no event shall an Employer have any responsibility or liability to any Participant for any failure to comply with any applicable tax withholding requirements.
9.8    Department of Labor or Judicial Determinations. In the event that any Participants are found to be ineligible, that is, not members of a select group of management or highly compensated employees, according to a determination made by a court of competent jurisdiction or the United States Department of Labor, the Committee may take whatever steps it deems necessary, in its sole and absolute discretion, to equitably protect the interests of affected Participants.
9.9    Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.
9.10    Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

ARTICLE X

CLAIMS PROCEDURES

10.1    Claim for Benefits. Any claim for benefits under this Plan must be submitted in writing to the Committee no later than 12 months after the date on which the event that caused the claim to arise occurred. If a claim for benefits is wholly or partially denied, the Committee, or its delegate, shall so notify the claimant within 90 days after receipt of the claim. If the Committee determines that an extension is necessary, the Committee will notify the claimant within the initial 90-day period that the Committee needs up to an additional 90 days to review the claim.
10.2    Notice of Denial. The notice of denial shall be written in a manner calculated to be understood by the claimant and shall contain (a) the specific reason or reasons for denial of the claim, (b) specific references to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (d) an explanation of the claims review procedure and time limits, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. The decision or action of the Committee shall be final, conclusive and binding on all persons having any interest in the Plan, unless a written appeal is filed as provided in Section 10.3.
10.3    Review of Claim. Within 60 days after the receipt by the claimant of notice of denial of a claim, the claimant may (a) file a request with the Committee that it conduct a full and fair review of the denial of the claim, (b) receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (c) submit questions and comments to the Committee in writing.
10.4    Decision After Review. Within 60 days after the receipt of a request for review under Section 10.3, the Committee, or its delegate, shall deliver to the claimant a written decision with respect to the claim, except that if there are special circumstances which require more time for processing, the 60-day period shall be extended to 120 days upon notice to that effect to the claimant. The decision shall be written in a manner calculated to be understood by the claimant and shall (a) include the specific reason or reasons for the decision, (b) contain a specific reference to the pertinent Plan provisions upon which the decision is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (d) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.
10.5    Legal Action. A claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures. A claimant wishing to seek any further legal action with respect to a final adverse benefit determination must file such claim in a court of law within 1 year of the final adverse benefit determination or lose any right to bring such action. Such legal action must be filed only in the United States District Court for the Northern District of Ohio, Cleveland, Ohio courthouse.
10.6    Discretion of the Committee. All interpretations, determinations and decisions of the Committee, or its delegate, with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

Executed at Cleveland, Ohio, this 27th day of June, 2017.

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By:    /s/ Kurt W. Loring
Title: Vice President

By:    /s/ Fred D. Bauer
Title: Vice President

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